Exhibit 10.1

August 31, 2011

Mr. LeRoy D. Nosbaum

Dear Mr. Nosbaum:

On behalf of Itron, Inc. (the “Company”), I am very pleased to offer you the position of Chief Executive Officer and President of Itron, Inc.. This letter establishes what will be the terms of your employment with the Company if you accept this offer.

If you accept this offer of employment by fulfilling the conditions set forth later in this letter, your start date with the Company will be August 31, 2011 with a commitment to remain as the Company's Chief Executive Officer and President for a period of two years or until a successor has been appointed to the position of Chief Executive Officer and President. Your annual salary will be $1,500,000, payable in accordance with the Company's standard payroll practice and subject to applicable withholding taxes.

You will be entitled, during the term of your employment, to such vacation, medical and other employee benefits as the Company may offer from time to time, subject to applicable eligibility requirements. The Company reserves the right to make any modifications to this benefits package that it deems appropriate from time to time. In your position as Chief Executive Officer and President, your vacation is flexible, and specific questions are at the discretion of the Chairman of the Board.

The Compensation Committee of our Board of Directors and the Board of Directors approved a restricted stock unit (“RSU”) award for the number of shares of our common stock equal to a value of $1,000,000 based on the closing share price of our common stock on the NASDAQ Global Stock Market on the date of the Board meeting, August 31, 2011. The RSU award will vest in full one-year from the grant date. Your RSU award will be documented by delivery to you of a Restricted Stock Unit Award Notice and Agreement specifying the terms and conditions of the award. In addition the Compensation Committee of our Board of Directors and the Board of Directors approved an option to purchase 25,000 shares of the Company's common stock at an exercise price to be determined based on the closing share price of our common stock on the NASDAQ Global Stock Market on August 31, 2011. The option will vest in full the earlier of (a) two years from the date of grant or (b) termination of your employment by the Company without cause or your retirement from the Company in connection with the appointment of a new Chief Executive

Officer. In the event of your retirement from the Company, any vested options may be exercised during the period expiring upon the earlier of three years following your date of retirement or the original expiration date of the options pursuant to the underlying option agreement. Your option will be documented by delivery to you of an Option Grant Notice and Agreement specifying the terms and conditions of the option.

If you accept our offer of employment, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you, by the Company, its agents, or representatives, whether orally or in writing, are superseded by and canceled by this offer letter.

As a condition of your employment, you will be required to sign the enclosed Confidential Information Inventions and Noncompetition Agreement (“Confidentiality Agreement”). The Company's willingness to grant you the RSU award and stock options referred to above are based in significant part on your commitment to fulfill the obligations specified in the Confidentiality Agreement.

If you accept employment with the Company by performing all of the above steps, this offer letter will set forth the terms of your employment. This letter supersedes any previous discussions or offers, no matter what their source. Any future modifications of or additions to the terms set forth in this letter will be of no effect unless in writing and signed by you and an officer of the Company.

We are very excited about the possibility of your joining us once again. I hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

Jon E. Eliassen
Chairman of the Board of Directors of Itron, Inc.

ACCEPTANCE

I accept employment with Itron, Inc. under the terms set forth in this letter:

Signed:	/S/ LEROY D. NOSBAUM
	LeRoy D. Nosbaum	Start Date:	August 31, 2011

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